UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SkyWest, Inc.

444 South River Road    •    St. George, UT 84790

March 26, 2007

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of SkyWest, Inc. The Annual Meeting will be held at 11:00 a.m., MDT, Tuesday, May 1, 2007, at our headquarters located at 444 South River Road, St. George, Utah.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), you may revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. Your vote is very important. I look forward to seeing you at the Annual Meeting.

Sincerely,

Jerry C. Atkin
Chairman and Chief Executive Officer

SkyWest, Inc.

444 South River Road    •     St. George, UT 84790

Notice of the Annual Meeting of Shareholders
of SkyWest, Inc.

Date:	Tuesday, May 1, 2007
Time:	11:00 a.m., Mountain Daylight Time
Place:	SkyWest, Inc. Headquarters
444 South River Road
St. George, UT 84790
Purposes:	1. To elect eight directors to serve until the next annual meeting of the Company’s shareholders.
2. To ratify the appointment of Ernst & Young, LLP to serve as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007; and
3. To transact such other business that may properly come before the Annual Meeting and any adjournments thereof.
Who Can Vote:	Shareholders at the close of business on March 19, 2007
How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. You may also vote in person at the Annual Meeting.

By Authorization of the Board of Directors

Eric D. Christensen
Vice President Planning, Corporate Secretary
St. George, Utah
March 26, 2007

Proxy Statement for the
Annual Meeting of Shareholders of
SKYWEST, INC.

To Be Held on Tuesday, May 1, 2007

i

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
SKYWEST, INC.
TO BE HELD ON TUESDAY, MAY 1, 2007

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Shareholders of SkyWest Inc. (the “Company” or “SkyWest”) are being mailed on or about March 26, 2007. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”). The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the individuals appointed by the Board as proxies (Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen) the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock of the Company (the “Common Stock”) at the close of business on the record date of Monday, March 19, 2007.

How many shares of Common Stock may vote at the Meeting?

As of March 19, 2007, there were 64,388,154 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Zion’s First National Bank, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record” you may vote your shares in person at the Meeting. If you hold your shares in “street name” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all eight nominees for director with terms expiring at the next Annual Meeting of the Company’s Shareholders.

Proposal 2—FOR the ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007.

What are my choices when voting?

Proposals 1—You may cast your vote in favor of up to eight individual directors. You may vote for less than eight directors if you choose. You may also abstain from voting

Proposals 2—You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1—FOR the election of all eight nominees for director with terms expiring at the next Annual Meeting of the Company’s Shareholders.

Proposal 2—FOR the ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Meeting, and are counted for quorum purposes only.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•       sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•       signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•       if you are a shareholder of record and you attend the Meeting, you may vote your shares in person.

What vote is required to approve each proposal?

Proposal 1 provides that the eight nominees with the most votes will be elected as directors of the Company.

Proposal 2 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from Zion’s First National Bank, the Company’s transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The inspectors of election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way that proxies are being solicited?

Yes. No other methods of solicitation were employed for this year.

PROPOSAL 1

Election of Directors

Composition of the Board

The full Board currently consists of nine directors. All directors serve a one-year term and are subject to re-election each year.

The current composition of the Board is:

• Jerry C. Atkin, Chairman
• W. Steve Albrecht
• J. Ralph Atkin
• Margaret S. Billson
• Mervyn K. Cox
• Ian M. Cumming
• Henry J. Eyring
• Robert G. Sarver
• Steven F. Udvar-Hazy

All the directors listed above are standing for re-election at the Meeting except Mervyn K. Cox, who has reached the age of 70 years and, in accordance with the Company’s Corporate Governance Guidelines, will not stand for re-election at the Annual Meeting. The Nominating and Corporate Governance Committee of the Board has commenced a search to identify qualified individuals to be considered to fill the resulting vacancy on the Board.

The Board Recommends That Shareholders Vote FOR All Eight Nominees Listed Below.

Nominees for Election as Directors:

Jerry C. Atkin
Age:	58
Director Since:	1974
Committees:	None
Principal Occupation:	Chairman and Chief Executive Officer of the Company and its two operating subsidiaries, SkyWest Airlines, Inc. (“SkyWest Airlines”) and Atlantic Southeast Airlines, Inc. (“ASA”).
Experience:

Joined the Company in July 1974 as a director and the Company’s Director of Finance. In 1975, Mr. Atkin assumed the office of President and Chief Executive Officer. Mr. Atkin was elected Chairman in 1991. Prior to employment by the Company, Mr. Atkin was employed by a public accounting firm and is a certified public accountant.

Other Directorships:	Mr. Atkin currently serves as a director of Zion’s Bancorporation, a regional bank holding company based in Salt Lake City, Utah

W. Steve Albrecht
Age:	60
Director Since:	2003
Committees:	Chairman of Audit and Finance Committee; Member of Nominating and Corporate Governance Committee
Principal Occupation:	Associate Dean and Andersen Alumni Professor of Accounting, Marriott School of Management, Brigham Young University.
Experience:

Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined the faculty of Brigham Young University in 1977 after teaching at Stanford University and the University of Illinois. Mr. Albrecht has served as President of the American Accounting Association, the Association of Certified Fraud Examiners, and Beta Alpha Phi.

Other Directorships:

Mr. Albrecht serves on the Board of Directors of Red Hat, Inc., an open source software company; Cypress Semiconductor, a semiconductor firm; and Sun Power Incorporated, a manufacturer of high efficiency solar cells and solar panels. He is currently a trustee for the Financial Accounting Foundation that oversees accounting standard setting in the private and government sectors.

J. Ralph Atkin
Age:	63
Director Since:	1972
Committees:	Member of Audit and Finance Committee; Member of Nominating and Corporate Governance Committee
Principal Occupation:	Attorney
Experience:

Founder of the Company and served as President and Chief Executive Officer of the Company from 1972 to 1975, Chairman of the Company from 1972 to 1991, and Senior Vice President of the Company from 1984 to 1988. Mr. Atkin previously served as the Chief Executive Officer of Ghana , the national carrier of the Republic of Ghana, and Chief Executive Officer of Euro Sky, a company organized to explore the feasibility of a regional airline in Austria. From March 1991 to January 1993, Mr. Atkin was Director of Business and Economic Development for the State of Utah.

Other Directorships:	None

Margaret S. Billson
Age:	45
Director Since:	November 2006
Committees:	Member of Compensation Committee
Principal Occupation:

Chief Operating Officer of Eclipse Aviation, the manufacturer of the recently-certified Eclipse jet, since August 2005. Responsible for engineering, program management, management of information systems, supply chain management and operations.

Experience:

Ms. Billson has 20 years of aerospace industry experience, including operations, engineering, technology, customer service and product support. From September 1997 until July 2005, Ms. Billson was employed by Honeywell International, Inc. During her tenure at Honeywell International, Inc., she served as Vice President and General Manager—Airframe Systems and Aircraft Landing Systems and as Vice President of Program Management—Aerospace Equipment Systems. Prior to that, she was Vice President of the MD-11, MD-80 and MD-90 programs at McDonnell Douglas.

Other Directorships:	None.
Ian M. Cumming
Age:	66
Director Since:	1986
Committees:	Chairman of Nominating and Corporate Governance Committee; Member of Compensation Committee
Principal Occupation:

Chairman and Chief Executive Officer of Leucadia National Corporation (“Leucadia”), a diversified holding company engaged in a variety of businesses, including manufacturing, real estate activities, medical product development, winery operations and residual banking and lending activities that are in run-off. Leucadia also owns equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including gaming, entertainment, land-based contract oil and gas drilling, real estate activities and development of a copper mine in Spain.

Experience:	Chairman of Leucadia since 1978.
Other Directorships:

Mr. Cumming is Chairman of the Finova Group, Inc., a middle-market lender; a director of MK Resources Co., a gold mining and exploration company; and a Director of Home Fed Corp., a real estate investment and development company.

Henry J. Eyring
Age:	43
Director Since:	May 2006
Committees:	Chairman of the Compensation Committee; Member of the Audit and Finance Committee
Principal Occupation:	Managing Director, Outreach and On-line Learning at Brigham Young University—Idaho.
Experience:

Mr. Eyring was President of the Japan Tokyo North Mission of the Church of Jesus Christ of Latter-day Saints from 2003-2006. From 2002 until 2003, he was a special partner with Peterson Capital, a private equity investment firm; from 1998 through 2002, he was the Director of the Masters of Business Administration Program at Brigham Young University; from 1988 to 1989 he was a group leader with the Monitor Company, a Cambridge, Massachusetts-based management consulting firm. Mr. Eyring previously served as a director of the Company from 1995 until May 2003.

Other Directorships:	None.
Robert G. Sarver
Age:	45
Director Since:	2000
Committees:	Member of the Audit and Finance Committee
Principal Occupation:

Mr. Sarver is the Managing Partner of the Phoenix Suns, a professional basketball team. He is also the Chairman and Chief Executive Officer of Western Alliance Bancorporation, a commercial bank holding company doing business in Nevada, California, and Arizona.

Experience:	Chairman and Chief Executive Officer of California Bank and Trust from 1995 to 2001. Prior to 1995, he served as the President of National Bank of Arizona.
Other Directorships:	Mr. Sarver is an Executive Director of Southwest Value Partners, a real estate investment company, and a Director of Meritage Corporation, a builder of single-family homes.
Steven F. Udvar-Hazy
Age:	61
Director Since:	1986
Committees:	Member of Nominating and Corporate Governance Committee; Member of the Compensation Committee; Lead Director.
Principal Occupation:

Chairman and Chief Executive Officer of International Lease Finance Corporation, a wholly-owned subsidiary of American International Group, Inc., which leases and finances commercial jet aircraft worldwide.

Experience:	Mr. Udvar-Hazy has been engaged in aircraft leasing and finance for over 36 years.
Other Directorships:

Mr. Udvar-Hazy is Chairman of the Board of Directors of AIR Intercontinental, Inc., an aviation investment company, President and Director of Ocean Equities, Inc., a financial holding company, and Chairman of the Executive Committee of the Board of Directors of Emerald Financial LLC, a real estate investment company.

EXECUTIVE OFFICERS

In addition to Jerry C. Atkin, whose biographical information is set forth above, the following individuals currently serve as executive officers of the Company, SkyWest Airlines and ASA.

BRADFORD R. RICH, 45, joined the Company in 1987 as Corporate Controller. Mr. Rich is a certified public accountant and was previously employed by an international public accounting firm. Mr. Rich is currently Executive Vice President, Chief Financial Officer and Treasurer of the Company, SkyWest Airlines and ASA, with responsibility for financial accounting, treasury, public reporting, investor relations, internal audit, risk management, contracts and information technology. Mr. Rich is a certified public accountant.

RON B. REBER, 53, has served in various capacities since joining the Company in 1977. Mr. Reber is currently President and Chief Operating Officer of SkyWest Airlines, with general responsibility for flight operations, maintenance, customer service, market planning, marketing, revenue control and pricing.

BRYAN T. LABRECQUE, 48, was appointed President and Chief Operating Officer of ASA in September 2005, following the Company’s acquisition of ASA. He joined ASA in 1999, and has held various other positions with ASA, including Senior Vice President of Operations. Prior to joining ASA, Mr. LaBrecque was employed by Delta Air Lines (“Delta”) for many years in various positions, including director of The Delta Connection program, General Manager-Aircraft Acquisition and General Manager-Fleet Planning.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board adopted Corporate Governance Guidelines on August 2, 2005, which can be accessed at the Company’s web site, www.skywest.com, under the Corporate Governance section. The Corporate Governance Guidelines supplement the Company’s Bylaws and the charters of the Board’s committees. Extracts from each section of the Corporate Governance Guidelines are noted below.

Director Independence

At a minimum, the Board will have a majority of directors who meet the criteria for independence as and when required by the Nasdaq Stock Market.

Director Qualifications

•       Criteria for Membership

The Company’s Nominating and Corporate Governance Committee is responsible for reviewing annually with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

•       Terms and Limitations

All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election to the Board.

•       Retirement

Directors are required to submit to the Board a letter of resignation upon reaching the age of 70 years old. Directors generally will not be nominated for election following their 70th birthday.

•       Ownership of Company Stock

Directors are encouraged to own at least 5,000 shares of Common Stock.

Director Responsibilities

•       General Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to the best interests of the Company and its shareholders.

•       Frequency of Meetings

The Board has four regularly scheduled meetings per year. In addition, special meetings are called from time to time as permitted by the Bylaws and as determined necessary by the Board in order to address the needs of the Company’s business.

•       Annual Evaluations

The Nominating and Corporate Governance Committee conducts annual evaluations to assess the Board’s performance. Each of the Board’s standing committees conducts annual evaluations of to assess the performance of the applicable committee.

•       Executive Sessions of Independent Directors

The independent directors meet in executive session regularly and, in any event, at least semi-annually. The independent directors may either choose one director annually to serve as the Lead Director and to preside at all executive sessions or establish a procedure by which a Lead Director will be selected. The independent directors have chosen Mr. Steven F. Udvar-Hazy to serve as the Lead Director.

Committees

The Board has three standing committees: the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees.

Director Compensation

The form and amount of director compensation is determined by the Board pursuant to general principles established upon the recommendation of the Nominating and Corporate Governance Committee in accordance with the policies and principles set forth in its charter and consistent with rules established by the Nasdaq Stock Market, including, without limitation, those relating to director independence and to compensation of Audit & Finance Committee members.

CEO Evaluation and Management Succession

The Nominating and Corporate Governance Committee conducts an annual review of the performance of the Company’s Chief Executive Officer. The Board reviews any report of the Nominating and Corporate Governance Committee to assess the performance of the Chief Executive Officer.

Review and Access to Guidelines

The Nominating and Corporate Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually. The Nominating and Corporate Governance Committee recommends to the Board amendments to the Corporate Governance Guidelines as it deems appropriate.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
c/o Corporate Secretary
SkyWest, Inc.
444 South River Road
St. George, UT 84790

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Senior Executive Officers (the “Code of Ethics”) that is available on the Company’s website, www.skywest.com, under the Corporate Governance section. The Code of Ethics includes the following principles related to the Company’s directors and executive officers:

•       act ethically with honesty and integrity

•       promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;

•       comply in all material respects with laws, rules and regulations of governments and their agencies; and

•       comply in all material respects with the listing standards of a stock exchange where the Company’s shares are traded.

Whistleblower Hotline

The Company has established a whistleblower hotline that enables Company employees, customers, suppliers and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics. The hotline number for the Company and SkyWest Airlines is (435) 634-3037 and the hotline number for ASA is 435-634-3038.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders’ meetings. The Board met five times during 2006, four of which were regularly scheduled meetings and one was a special telephonic meeting. All directors attended at least 75% of the meetings of the Board and of the committees on which he or she served during the year ended December 31, 2006. All directors, except Mr. Ian M. Cumming, attended the 2006 Annual Meeting of the Company’s Shareholders on May 2, 2006.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Audit and Finance Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. All the committees are comprised solely of non-employee, independent directors as defined by the Nasdaq Stock Market listing standards. Charters for each committee are available on the Company’s website, www.skywest.com, under the Corporate Governance section.

The table below shows current membership for each of the standing Board committees.

Audit & Finance	Compensation	Nominating & Corporate Governance
W. Steve Albrecht* J. Ralph Atkin Henry J. Eyring Robert G. Sarver	Henry J. Eyring* Margaret S. Billson Mervyn K. Cox Ian M. Cumming Steven F. Udvar-Hazy	Ian M. Cumming* Steve Albrecht J. Ralph Atkin Steven F. Udvar-Hazy

*                    Committee Chair

Audit & Finance Committee

The Audit and Finance Committee (the “Audit Committee”) has four members and met seven times during the year ended December 31, 2006. The Board also determined that Mr. W. Steve Albrecht, Chairman of the Audit Committee, is an Audit Committee Financial Expert within the meaning stipulated by the Securities and Exchange Commission.

The Audit Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•       establish policies and procedures for, review and approve the appointment, compensation and termination of, the independent registered public accounting firm;

•       review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company’s financial disclosure practices;

•       pre-approve all audit and permissible non-audit fees;

•       hold meetings periodically with the independent registered public accounting firm, the Company’s internal auditors and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with Company policies;

•       review consolidated financial statements and disclosures;

•       review with management and the registered independent public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and

•       perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Audit Committee’s processes and procedures is addressed below under the heading “Audit & Finance Committee Disclosure.” The Report of the Audit & Finance Committee begins on page 32 below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members and met twice in 2006. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•       develop qualifications/criteria for selecting and evaluating directors and nominees;

•       consider and propose director nominees;

•       make recommendations to the Board regarding Board compensation;

•       make recommendations to the Board regarding Board committee memberships;

•       develop and recommend to the Board corporate governance guidelines;

•       facilitate an annual assessment of the performance of the Board and each of its standing committees;

•       consider the independence of each director and nominee for director; and

•       perform other functions or duties deemed appropriate by the Board.

Compensation Committee

The Compensation Committee has five members and met twice in 2006. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•       in consultation with the Company’s senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;

•       recommend the base salary, incentive compensation and any other compensation for the Company’s Chairman and Chief Executive Officer to the Board. Review and approve the Chief Executive Officer’s recommendations for the compensation of all other officers of the Company and it’s subsidiaries;

•       administer the Company’s incentive and stock-based compensation plans, retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of those plans;

•       review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;

•       prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and

•       perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed below under the Heading “Compensation Discussion and Analysis.” The Compensation Committee Report is on page 18 below.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding the Company’s executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on the Company’s objectives, principles, practices and decisions with regards to the compensation of the following four named executive officers of the Company (the “NEOs”):

•       Jerry C. Atkin, Chairman and Chief Executive Officer of the Company

•       Bradford R. Rich, Executive Vice President, Chief Financial Officer and Treasurer of the Company

•       Ronald B. Reber, President and Chief Operating Officer of SkyWest Airlines

•       Bryan T. LaBrecque, President and Chief Operating Officer of ASA

Executive Compensation Objectives and Principles

The overall objective of our executive compensation program is help create long-term value for our shareholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our shareholders. Accordingly our executive compensation program incorporates the following principles:

Compensation should be based upon individual job responsibility, demonstrated leadership ability, management experience, individual performance and Company performance. Employees in positions of leadership and broad responsibility are generally compensated by elements that are linked to overall Company performance and shareholder returns.

Compensation should reflect the fair market value of the services received. The Company believes that a fair and competitive pay package for the NEOs is essential to attract and retain talented executives in key positions.

Compensation should reward both short-term and long-term Company performance. The pay package of our NEOs is designed to provide components of both short-term and long-term incentive compensation. Annual bonuses are tied to achievement of short-term quantitative and qualitative performance goals that we believe closely correlate to share value. Long-term performance is rewarded through equity-based awards such as stock options and restricted stock, the value of which depends upon future Company share prices, and the realization of which is contingent upon satisfaction of vesting schedules requiring continued service with the Company.

Compensation should foster long-term focus. While Company executive employees receive a mix of short-term and long-term incentive compensation, the NEOs should have a substantial portion of their compensation tied to long-term performance and sustained increases in share value. This is accomplished through our program of granting long-term, equity-based awards.

Executive Compensation Procedures

To attain the Company’s executive compensation objectives and implement the underlying compensation principles, the Company follows the procedures described below.

Role of the Compensation Committee.   The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs of the Company and for making decisions regarding the compensation of the NEOs. The agenda for meetings of the Compensation Committee is determined jointly by the Chairman of the Compensation Committee, the Chief Executive Officer and the Corporate Secretary. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Corporate Secretary. The Compensation Committee also meets in executive session. The Compensation Committee recommends the compensation package of the Chief Executive Officer to the full Board, which then sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other NEOs and, after reviewing such recommendations, sets the compensation of the other NEOs. The Compensation Committee also monitors, administers and approves awards under the Company’s various incentive compensation plans for all levels within the Company, including awards under the Company’s annual incentive bonus plan and 2006 Long-Term Incentive Plan.

The Compensation Committee relies on its judgment in making compensation decisions after reviewing the performance of the Company and evaluating the executive’s performance against established goals, leadership ability and responsibilities with the Company, and current compensation arrangements. When setting total compensation for each of the NEOs, the Compensation Committee reviews tally sheets which show the NEO’s current compensation, including equity and non-equity based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of other regional air carriers. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

Role of Consultants.   Neither the Company nor the Compensation Committee has any contractual arrangement with any consultant for determining the amount or particular form of any NEO compensation. The Compensation Committee has, however, engaged Frederic W. Cook & Co., Inc., an outside compensation consulting firm, to assist in the development of the Company’s 2006 Long-Term Incentive Plan and to advise the Compensation Committee generally regarding its long-term equity award granting practices under that plan and market trends in the executive compensation area as it relates to equity-based compensation. The Company and the Compensation Committee have not retained any other compensation consultant to render services regarding NEO compensation, but may seek the advice of such persons in the future.

No Employment and Severance Agreements.   The NEOs do not have employment, severance or change-in-control agreements, although unvested options and restricted stock may become vested upon a change in control. The NEOs serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance. This is consistent with the Company’s performance-based employment and compensation philosophy.

Elements of Compensation

The Company’s executive compensation objectives and principles are implemented through the use of the following elements of compensation, each discussed more fully below:

•       Base Pay

•       Annual Performance-Based Bonus

•       Long-Term Equity Awards.

•       Retirement Benefits and Deferred Compensation

•       Other Personal Benefits.

Base Pay.   Base pay of the NEOs is set at levels that the Company believes are generally competitive with our market peers, with the expectation that shortfalls in base pay, if any, will be recouped through annual performance bonuses if the Company’s performance entitles the NEO to receive the full amount of the projected annual bonus. The Compensation Committee recommends to the full Board the base pay of the Chief Executive Officer and the Compensation Committee sets the base pay of the other NEOs after reviewing the recommendation of the Chief Executive Officer. Annual adjustments are influenced by growth of the Company’s operations, revenues and profitability, individual performance, changes in responsibility and other factors.

Annual Performance-Based Bonus.   The Company maintains an annual performance-based bonus program (the “Bonus Plan”) for its NEOs and other executive officers. Under the Bonus Plan, NEOs are eligible to receive a cash bonus following the conclusion of the Company’s fiscal year, contingent on the attainment during that year of predetermined performance goals and continued employment through year-end. The NEOs have an opportunity to defer their annual bonus under the Company’s deferred compensation plans.

In an effort to encourage achievement of the Company’s performance objectives, the amount of annual bonus payable to the NEOs for each year is set at levels which the Compensation Committee believes are competitive with the Company’s peers. The combination of base pay and annual performance-based bonuses is intended to result in an aggregate rate of salary and annual bonus compensation within competitive, market standards when the Company meets the performance objectives set by the Compensation Committee.

The targeted annual bonus amount for each NEO is expressed as a percentage of the NEO’s base pay and is established at the beginning of each year. The Compensation Committee determines the minimum, target and maximum annual bonus levels for the NEOs. The target bonus amount for the NEOs in 2006 was 80% of base pay.

The full amount of the targeted annual bonus is earned by the NEOs only if the Company meets the targeted financial objectives set at the beginning of the year and approved by the Compensation Committee. If the Company exceeds or fails to meet the targeted financial objectives set by the Compensation Committee, the amount of annual bonuses paid to the NEOs is increased or decreased, as applicable, within certain pre-determined ranges. For the Chief Executive Officer and Chief Financial Officer of the Company, the financial targets are based on consolidated net income of the Company and in the case of the Presidents of SkyWest Airlines and ASA, the financial targets are based on the net income targets of the subsidiary for which they have responsibility. Generally the net income targets are set as the amount necessary to achieve a 15% return on shareholder equity, after adjusting for several factors such as public offerings, accounting timing differences, contract expectations and other factors. The payment of annual bonuses to the NEOs is made soon after the close of the fiscal year to which the bonuses relate, once the Compensation Committee has determined the amount actually earned and payable. In the case of the Chief Executive Officer, the full Board reviews and approves the final amount of the annual bonus.

The Compensation Committee and Board have discretion to depart from the formula in approving the annual bonus and increase or decrease annual bonuses after general results are known. For 2006, the annual bonuses were based strictly on the formulas established at the beginning of the year for three of the NEOs, and negative discretion was exercised in one case in order to encourage improved operational performance. Bonus amounts earned for 2006 are reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 19 below.

Beginning in 2007, an additional modification was made to the Bonus Plan from the description above. The total amount of annual bonus continues to be determined by meeting net income objectives, however, 25% of the annual bonus is also subject to adjustment by the Compensation Committee, based upon each NEO’s achievement of individual goals jointly established at the beginning of the year by the NEO and the Chief Executive Officer (or, in the case of the Chief Executive Officer, jointly established by the Compensation Committee and the Chief Executive Officer).

Long-Term Equity Awards.   Discretionary long-term equity awards, in the form of stock options and restricted stock, are granted at the Compensation Committee’s discretion to the NEOs annually in order to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods of the awards, to align management and shareholder interests, and to retain executives through the vesting periods. In making awards under the 2006 Long-Term Incentive Plan, the Compensation Committee considers grant size and the appropriate combination of equity-based awards in making NEO grant decisions. The amount of long-term equity awards granted to NEOs in 2006 was based upon the Compensation Committee’s assessment of each NEO’s expected future contributions to the Company. The Company generally grants long-term equity awards at the regularly scheduled Compensation Committee meeting in February of each year. In 2006, the grant was made on May 2 in order to utilize the equity compensation plan approved by the Company’s shareholders at the Company’s annual meeting of shareholders held on the same day. The Company benchmarked its long-term equity award program for 2006 against the equity-based compensation programs of other airlines to assist in determining both the structure and amount of awards.

Options are granted with an exercise price equal to the closing price per share on the date of grant and vest on a three-year “cliff” basis. The Company does not grant options with an exercise price below 100% of the trading price of the underlying shares of Common Stock on the date of grant or grant options that are priced on a date other than the date of grant. Stock options only have economic value to the grantee to the extent the market price of the underlying shares on the exercise date exceeds the exercise price. Accordingly, options provide compensation only if the underlying share price increases over the option term and the NEO’s employment continues with the Company until the vesting date.

In 2006, the Company also granted shares of restricted stock to the NEOs, subject to a three-year “cliff” vesting schedule, at a purchase price of zero. Restricted stock awards provide the NEOs with an increased ownership stake in the Company, subject to vesting and encourage the NEO to continue employment in order to meet the vesting schedule.

The estimated value of the long-term equity awards for any year is intended to approximate 125% of projected annual cash compensation (base salary and annual bonus) for that year in the case of the Chief Executive Officer and 100% of annual cash compensation in the case of the other NEOs. In determining the amount of the award, stock option equivalents are first calculated assuming the value of a stock option will be 35% of the exercise price. Generally, three-quarters of each NEO’s annual award is granted in stock options in an effort to provide a high level of performance-based incentive. Generally, one-fourth of the award is granted in shares of restricted stock on the basis of one restricted share for every four shares subject to options. Both types of award vest only if the NEO remains employed by the Company for three years from the date of grant; provided, however, that in the event of a “change in control” of the Company, both types of award will vest immediately. The Company believes the three-year vesting schedule assists in retaining executives and encourages the NEOs to focus on long-term performance. In 2006, the number of shares indicated by the formulas above was also reduced in order to make more shares available for our non-executive employees. In granting shares of restricted stock and stock options to the NEOs, the Company also considers the impact of the grant on the Company’s financial performance, as determined in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). For long-term equity awards, the Company records expense in accordance with SFAS 123(R). The amount of expense the Company records pursuant to SFAS 123(R) may vary from the corresponding compensation value used by the Company in determining the amount of the awards.

Retirement Benefits and Deferred Compensation.

The Company sponsors the SkyWest, Inc. Employees’ Retirement Plan for its eligible employees and the eligible employees of SkyWest Airlines. Messrs. Atkin, Reber and Rich participate in that plan. ASA maintains a separate but substantially similar retirement plan, the Atlantic Southeast Airlines, Inc. Incentive Savings Plan, for ASA’s employees. Mr. LaBrecque participates in the separate ASA plan. The two plans (the “401(k) Plans”) are broad-based, tax-qualified retirement plans under which eligible employees, including the NEOs, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). The sponsoring employers make matching contributions under the 401(k) Plans on behalf of eligible participants, but the NEOs are not eligible to receive such matching contributions under either 401(k) Plan.

The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a nonqualified deferred compensation plan, for the benefit of certain of its highly-compensated management employees, including Messrs. Atkin, Reber and Rich. ASA maintains a separate but substantially similar nonqualified deferred compensation plan, the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation Plan, for its highly compensated management employees, including Mr. LaBrecque. Under the two non-qualified deferred compensation plans (the “Deferred Compensation Plans”), eligible executives, including the NEOs, may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year. The sponsoring employer also credits each eligible employee’s account under the Deferred Compensation Plans with a discretionary employer contribution. For 2006, the discretionary employer contribution was 15% of the each eligible employee’s salary and annual bonus earned for the year in question.

Other Benefits.   Other benefits are provided to the NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table on page 19 below. The Compensation Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation,” are reasonable, competitive and consistent with the Company’s overall executive compensation program. Those benefits consist principally of employer contributions to the Deferred Compensation Plans on behalf of NEOs, employer-paid premiums on health insurance, personal automobile allowances, country club dues, and personal use of the Company’s recreational equipment.

Additionally, the Company and its subsidiaries maintain a non-discriminatory, broad-based program under which Company employees and their dependents, including the NEOs and their dependents, may fly without charge on regularly scheduled flights of aircraft operated by the Company’s subsidiaries in otherwise unsold seats on a “standby” basis. The value of such aircraft use is not included in the “All Other Compensation” column in the Summary Compensation Table.

Ownership Guidelines

Each NEO is encouraged to maintain a minimum ownership interest in the Company, defined as stock ownership equal to five times base salary for the Chief Executive Officer, and three times base salary for the Chief Financial Officer and the Presidents of SkyWest Airlines and ASA. The Company adopted this policy subsequent to December 31, 2006, and the NEOs are encouraged to make progress towards the goal in each year that stock options are exercised or restricted shares vest.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer during a tax year or to any of the company’s four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that the meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the company’s shareholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. In certain situations, the Compensation Committee may approve compensation that does not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. Stock option grants in 2006 were intended to constitute “qualified performance-based compensation under Section 162(m). The Company’s 2006 restricted stock grants and annual performance bonuses, however, were not “qualified performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Henry J. Eyring, Chairman
Margaret S. Billson
Mervyn K. Cox
Ian M. Cumming
Steven F. Udvar-Hazy

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jerry C. Atkin	2006	$345,700	$26,973	$770,932	$271,000	$117,803	(3)	$1,532,408
Chairman and
Chief Executive Officer
Bradford R. Rich	2006	$250,000	$15,867	$379,199	$195,900	$85,416	(4)	$926,382
Executive Vice President,
Chief Financial Officer
and Treasurer
Ronald B. Reber	2006	$250,000	$15,867	$422,987	$192,500	$81,084	(5)	$962,438
President and Chief
Operating Officer—
SkyWest Airlines, Inc.
Bryan T. LaBrecque	2006	$200,000	$12,164	$40,199	$144,000	$54,266	(6)	$450,629
President and Chief
Operating Officer—
Atlantic Southeast
Airlines, Inc

(1)          The amounts in columns (d) and (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R), of awards of restricted stock and stock options, as applicable, granted pursuant to the Company’s long-term incentive plans, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(2)          The amounts in column (f) reflect the annual performance bonus amounts earned in 2006 and paid (or, in the case of Mr. Reber’s 2006 annual bonus of $192,500, deferred under the SkyWest, Inc. 2002 Deferred Compensation Plan) in February 2007.

(3)   All other compensation for Jerry C. Atkin consists of $92,505 of employer credits under the Company’s Deferred Compensation Plan attributable to compensation earned for 2006, $2,279 in employer-paid health insurance premiums, $13,830 for a personal vehicle lease, $3,806 for personal use of the Company’s recreational equipment and $5,383 for country club dues.

(4)          All other compensation for Bradford R. Rich includes $66,885 of employer credits under the Company’s Deferred Compensation Plan attributable to compensation earned for 2006, $3,703 in employer-paid health insurance premiums, $11,021 for a personal vehicle lease and $3,806 for personal use of the Company’s recreational equipment.

(5)          All other compensation for Ronald B. Reber includes $66,375 of employer credits under the Company’s Deferred Compensation Plan attributable to compensation earned for 2006, $3,703 in employer-paid health insurance premiums, $7,200 for a personal vehicle allowance and $3,806 for personal use of the Company’s recreational equipment.

(6)          All other compensation for Bryan T. LaBrecque includes $51,600 of employer credits under the Atlantic Southeast Airline, Inc. Executive Deferred Compensation Plan attributable to compensation earned for 2006 and $2,666 in employer-paid health insurance premiums.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about non-equity based and equity-based plan awards granted to the NEOs in 2006:

(a)	(b)	(c)			(d)	(e)	(f)	(g)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise Price of Options	Grant Date
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	of Stock (#)(3)	Options (#)(4)	Awards ($S/sh)(5)	Full Fair Value(6)
Jerry C. Atkin	11/02/05	$138,280	$276,560	$449,410
	05/02/06				5,100	61,100	$23.80	$536,860
Bradford R. Rich	11/02/05	$100,000	$200,000	$325,000
	05/02/06				3,000	35,400	$23.80	$312,120
Ronald B. Reber	11/02/05	$100,000	$200,000	$325,000
	05/02/06				3,000	35,400	$23.80	$312,120
Bryan T. LaBrecque	11/02/05	$80,000	$160,000	$260,000
	05/02/06				2,300	28,300	$23.80	$247,180

(1)          The Compensation Committee granted stock options and restricted stock awards on May 2, 2006. The Compensation Committee approved the grant of Non-Equity Incentive Compensation Awards on November 2, 2005.

(2)          Annual performance bonuses actually earned for 2006 and paid or deferred, as applicable, in February 2007 are listed in the “Non-Equity Incentive Plan Compensation” column in this year’s Summary Compensation Table.

(3)          Restricted shares vest three years from the date of grant.

(4)          Stock options vest three years from the date of grant.

(5)          The exercise price per share under each stock option is the market closing price on the date of grant.

(6)          This column shows the full grant date fair value of the options as computed under SFAS 123(R) and the expense attributable to stock awards. Generally, the Company will expense this amount in its financial statements over the award’s vesting schedule.

OUTSTANDING EQUITY AWARDS AT YEAR-END

This table provides information on the year-end 2006 holdings of stock options and other stock awards (restricted stock) by the NEOs.

	Option Awards					Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date (4)	Number of Share or Units of Stock That Have Not Vested (3) (#)		Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Jerry C. Atkin	150,363	—		$13.094	03/31/09
	208,000	—		$20.125	03/31/10
	104,000	—		$25.950	05/08/11
	104,000	—		$26.240	02/05/12
	94,539	—		$10.570	02/05/13
		104,000	(1)	$19.180	02/03/14
		188,000	(2)	$17.110	02/01/15
		61,000	(3)	$23.800	05/02/13	5,100	(3)	$130,101
Bradford R. Rich	59,000	—		$10.125	05/05/08
	84,000	—		$13.094	03/31/09
	84,000	—		$20.125	03/31/10
	50,000	—		$25.950	05/08/11
	50,000	—		$26.240	02/05/12
	50,000	—		$10.570	02/05/13
		50,000	(1)	$19.180	02/03/14
		100,000	(2)	$17.110	02/01/15
		35,400	(3)	$23.800	05/02/13	3,000	(3)	$76,530
Ronald B. Reber	50,000			$25.950	05/08/11
	50,000			$26.240	02/05/12
		50,000	(1)	$19.180	02/03/14
		120,000	(2)	$17.110	02/01/15
		35,400	(3)	$23.800	05/02/13	3,000	(3)	$76,530
Bryan T. LaBrecque		28,300	(3)	$23.800	05/02/13	2,300	(3)	$58,673

(1)          Awards vested on February 3, 2007

(2)          Awards vest on February 1, 2008

(3)          Awards vest on May 2, 2009

(4)          Stock options awarded prior to 2006 expire ten years from the date of grant. Stock options granted during 2006 expire seven years from the date of grant

(5)          Based on market closing price per share of the Common Stock of $25.51 on December 29, 2006, the last day of trading in 2006.

OPTION EXERCISES AND STOCK VESTED

The NEOs exercised stock options during the year ended December 31, 2006 as outlined below. No other stock awards vested or were transferred during the year.

	Option Awards		Stock Awards(1)
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jerry C. Atkin	50,000	$664,300	—	—
	7,637	$82,984	—	—
	9,461	$126,683	—	—
Bradford R. Rich	—	—	—	—
Ronald B. Reber	50,000	$917,525
	84,000	$797,899	—	—
Bryan T. LaBrecque	—	—	—	—

(1)          Stock Awards consist of shares of restricted stock granted in 2006 that are scheduled to vest on May 2, 2009.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Deferred Compensation Plans, NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company or ASA, as applicable, on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan. Each NEO’s account under the applicable plan is also credited with a discretionary employer contribution monthly, whether or not the NEO elects to contribute. For 2006, that discretionary employer contribution was 15% of the each eligible NEO’s salary and annual bonus. Participant account balances under the Deferred Compensation Plans are fully-vested and will be paid by the sponsoring employer to each NEO upon retirement or separation from employment, or on other specified dates certain, in a lump sum form or in installments according to a schedule elected in advance by the participant.

The following table provides information regarding the Deferred Compensation Plans for NEOs for 2006. There were no withdrawals by or distributions to NEOs from the Deferred Compensation Plans in 2006.

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
Jerry C. Atkin(1)	$0	$91,812	$164,581	$1,376,398
Bradford R. Rich(1)	0	62,130	35,946	602,792
Ronald B. Reber(1)	0	64,634	45,609	906,965
Bryan T. LaBrecque(1)	0	41,428	15,527	122,503

(1)          Messrs. Atkin, Rich and Reber participate in the SkyWest, Inc. 2002 Deferred Compensation Plan. Mr. LaBrecque participates in the Atlantic Southeast Airlines Inc. Executive Deferred Compensation Plan. Mr. Rich also retains an account balance in a prior nonqualified deferred compensation plan that the Company froze in 2002. The amount shown in columns (d) and (e) of this table include

$11,965 in 2006 earnings credited under that prior plan to Mr. Rich’s account and Mr. Rich’s 2006 year-end balance under that prior plan of $227,777, respectively. No other NEO participates in that prior plan and no further contributions are credited under that plan.

(2)          During 2006, no elective deferrals of NEO salary or annual bonus amounts were credited as contributions to the Deferred Compensation Plans. As indicated in Note 2 to column (f) of the Summary Compensation Table for this year, Mr. Reber elected to defer under the SkyWest, Inc. 2002 Deferred Compensation Plan his annual performance bonus earned for 2006 but otherwise payable in 2007 in the amount of $192,500. That amount was not credited as a contribution to his account under the deferred compensation plan until February 2007 and, therefore is not reflected in the above table.

(3)          The amounts in column (c) reflect the following amounts of employer contributions credited in 2006 at the rate of 15% based on each NEO’s base salary for the year ended December 31, 2006 and 2005 bonuses paid in 2006. This column does not include employer contributions that were credited to the applicable Deferred Compensation Plan in 2007 based on NEO annual bonuses earned in 2006 but paid in 2007.

(4)          The amounts in column (d) reflect the notational earnings during 2006 credited to each NEO’s account under the applicable deferred compensation plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the Company’s or ASA’s tax-qualified 401(k) plans or otherwise not “above-market” rates.

(5)          Of the amounts reported in column (e), the following totals are also reported in the Summary Compensation Table for this year: Mr. Atkin, $51,855; Mr. Rich, $37,500; Mr. Reber, $37,500; and Mr. LaBrecque, $30,000.

The table below shows the funds available for notational investment under the SkyWest, Inc. 2002 Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006:

Name of Fund	Rate of Return
Gartmore GVIT Money Market I	4.53%
PIMCO VIT Total Return Admin	.70%
PIMCO VIT Total Return Admin	3.85%
AllianceBernstein VPS Growth & Income A	17.29%
Dreyfus Stock Index Initial	15.50%
Oppenheimer VA Capital Appreciation NS	7.95%
Dreyfus GVIT Mid Cap Index 1	9.89%
Royce Capital Small Cap	15.57%
W&R Target Small Cap Growth	5.05%
Dreyfus VIF International Value	22.60%

The table below shows the funds available under the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006:

Name of Fund	Rate of Return
American Century Equity Income-Inv	19.45%
American Century-Equity Index–Inst	15.40%
American Century International Growth–Inv	25.00%
American Century Premium Money Market–Inv	4.76%
American Century Short-Term Government–Inv	4.00%
American Century Strategic Alloc Aggressive–Inv	14.13%
American Century Strategic Alloc Conservative–Inv	8.94%
American Century Strategic Alloc Moderate–Inv	12.22%
American Century Ultra–Inv	-3.28%
American Century Value–Inv	18.51%
Buffalo Small Cap	13.95%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The information below describes and quantifies certain payments or benefits that would be payable under our existing plans and programs if an NEO’s employment had terminated on December 31, 2006 or the Company had undergone a “change in control” on December 31, 2006. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment such as distributions from the 401(k) Plans, disability and life insurance benefits, the value of employee-paid group health plan continuation coverage under COBRA and accrued vacation pay. The NEOs do not have any other severance benefits, severance agreements or change-in-control agreements.

Accelerated Vesting of Stock Options and Stock Awards Upon Change In Control.   Under the Company’s long-term incentive plans, all outstanding stock options and shares of restricted stock held by an NEO become fully vested upon a “change in control” without regard to whether the NEO terminates employment in connection with or following the change in control. Our long-term incentive plans generally define a “change in control” as any of the following events: (i) the acquisition by any person of 50% or more of our voting shares, (ii) replacement of a majority of our directors within a two-year period under certain conditions, or (iii) shareholder approval of a merger in which the Company is not the surviving entity, sale of substantially all of our assets or liquidation. The following table shows for each NEO the intrinsic value of his unvested stock option and restricted stock awards as of December 31, 2006 that would have been accelerated had a change in control of the Company occurred on that date, calculated by multiplying the number of underlying shares by the closing price of the Common Stock on the last trading day of 2006 ($25.51 per share) and, in the case of stock options, by then subtracting the applicable option exercise price:

Name	Early Vesting of Stock Options	Early Vesting of Restricted Stock
Mr. Atkin	$2,342,001	$130,101
Mr. Rich	$1,217,034	$76,530
Mr. Reber	$1,385,034	$76,530
Mr. LaBrecque	$48,393	$58,673

If a change in control with respect to the Company results in acceleration of vesting of an NEO’s otherwise unvested stock options and other stock awards, and if the value of such acceleration exceeds 2.99 times the NEO’s average W-2 compensation from the Company for the five taxable years preceding the year of the change in control (the “Base Period Amount”), the acceleration would result in an “excess parachute payment” under Code Section 280G.  An NEO would be subject to a 20% excise tax on any such excess parachute payment and the Company would be unable to deduct the excess parachute payment. The Company has not agreed to provide to its NEOs any gross-up or reimbursement for excise taxes imposed on excess parachute payments.

Deferred Compensation.   If an NEO had terminated employment on December 31, 2006, the NEO would have become entitled to receive the balance in his account under the applicable Deferred Compensation Plan. Distribution would be made in the form, lump sum or installments, and in accordance with the distribution schedule elected by the NEO under the applicable plan. The 2006 year-end account balances under those plans are shown in column (e) in the Nonqualified Deferred Compensation Table set forth on page 22 above. That account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution, the employer 15% contribution attributable to the annual performance bonus earned in 2006 and any amount of that bonus that the NEO had elected to defer.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of directors. Each director is encouraged to own at least 5,000 shares of Common Stock.

Cash Compensation Paid to Directors

For the year ended December 31, 2006, all directors who are not employees of the Company received an annual cash retainer of $25,000 and an attendance fee of $1,000 for each board meeting and $750 for each committee meeting. The directors serving as the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committees were paid an annual fee of $3,000. The Chairman of the Audit and Finance Committee was paid an annual fee of $10,000. Jerry C. Atkin, Chairman, an employee of the Company, received no compensation for his service on the Board. Commencing in 2007, the annual cash retainer to be paid to each non-employee director has been increased to $30,000.

Stock Awards

Each non-employee director receives a stock award annually with a value of approximately $43,000. In May 2006, each of the non-employee directors received an award of 1,800 shares. The directors were not granted options during the year ended December 31, 2006.

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2006.

(a)	(b)	(c)	(d)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)(3)(4)
W. Steve Albrecht	$50,818	$42,840	$52,375	$146,033
J. Ralph Atkin	$45,067	$42,840	$52,626	$140,533
Sydney J. Atkin(5)	$22,000	$42,840	$52,626	$117,466
Margaret S. Billson	$8,750	$0	$0	$8,750
Mervyn K. Cox	$41,150	$42,840	$52,626	$136,616
Ian M. Cumming	$36,250	$42,840	$52,626	$131,716
Henry J. Eyring	$21,250	$42,840	$1,008	$65,098
Robert G. Sarver	$36,250	$42,840	$52,626	$131,716
Hyrum Smith(4)	$8,150	$0	$52,626	$60,776
Steven F. Udvar-Hazy	$48,462	$42,840	$52,626	$143,928

(1)          Jerry C. Atkin, the Chairman and Chief Executive Officer of the Company, is not included in the foregoing table as he is an employee of the Company and receives no monetary compensation for his services as a director.

(2)          Represents the closing price of the Common Stock on the grant date of May 2, 2006 of $23.80, multiplied by the 1,800 shares granted to each non-employee director.

(3)          Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R), and thus includes amounts from awards granted in prior years. No options were granted to non-employee directors in 2006. As of December 31, 2006, each director had the following number of options outstanding: W. Steve Albrecht: 14,000; J. Ralph Atkin: 48,000; Margaret S. Billson: 0; Mervyn K. Cox: 32,000; Ian M. Cumming: 64,000; Henry J. Eyring: 28,000; Robert G. Sarver: 48,000; Steven F. Udvar-Hazy: 40,000.

(4)          Resigned as a director on February 2, 2006.

(5)          Mr. Atkin’s term of service as a director expired on May 2, 2006. Consistent with the Company’s Corporate Governance Guidelines, since Mr. Atkin had reached the age of 70 years at the time of the Company’s 2006 Annual Meeting of Shareholders, Mr. Atkin did not stand for re-election as a director.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 19, 2007, for each director and nominee for director, each NEO, and by all directors (including nominees) and executive officers of the Company as a group.

Name	Common Stock	Options Exercisable	Unvested Restricted Shares	Total	Beneficial Ownership
Jerry C. Atkin(1)	1,663,696	764,902	10,040	2,438,638	3.7%
Bradford R. Rich	4,512	427,000	5,872	437,384	*
Mervyn K. Cox(2)	238,618	32,000	—	270,618	*
Ronald B. Reber	—	150,000	5,783	155,783	*
Ian M. Cumming	21,463	64,000	—	85,463	*
Robert G. Sarver	20,463	48,000	—	68,463	*
J. Ralph Atkin	5,463	48,000	—	53,463	*
Steven F. Udvar-Hazy	9,063	40,000	—	49,063	*
Henry J. Eyring	7,423	28,000	—	35,423	*
W. Steve Albrecht	20,463	14,000	—	34,463	*
Bryan T. LaBrecque	—	—	4,582	4,582	*
Margaret S. Billson	1,663	—	—	1,663	*
All officers and directors as a group (12 persons)	1,992,827	1,615,902	26,277	3,635,006	5.5%

(1)          Includes 792,684 shares held by Mr. Atkin’s wife

(2)          Includes 199,962 shares held by Mr. Cox’s wife and 19,264 shares held by his children

(3)          Based on 64,388,154 shares outstanding as of March 19, 2007

*                    Represents less than 1% of total outstanding shares.

Security Ownership of Certain Beneficial Owners

As of March 19, 2007, the Company’s records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information below is as reported in their filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than 5% of either class of the Common Stock.

	Amount of Beneficial ownership
	Common Stock
Name	Shares	Percent of Class
Orbis Holding LTD 34 Bermudiana Rd Bermuda	4,282,471	6.7%
Barclays Global Investor 45 Fremont St, 17th Floor San Francisco, CA 94105	3,649,215	5.7%

PROPOSAL 2

Ratification of Appointment of Ernst & Young LLP
as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

The Audit Committee recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2007. The Company is seeking the shareholders’ ratification of such action.

It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

The Board and the Audit Committee Recommend that Shareholders
Vote FOR the Ratification of Appointment of
Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm
(Independent Auditors).

AUDIT & FINANCE COMMITTEE DISCLOSURE

Who served on the Audit Committee?

The members of the Audit Committee at the end of the year ended December 31, 2006 were W. Steve Albrecht (Chairman), Henry J. Eyring, J. Ralph Atkin and Robert G. Sarver. Each member of the Audit Committee has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market. The Board has determined that W. Steve Albrecht, who served on the Audit Committee throughout the year ended December 31, 2006, is an “audit committee financial expert” as such term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Exchange Act.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s website at www.skywest.com under Corporate Governance, and is also available in print, free of charge, upon request. Requests for a printed copy of the Audit Committee charter should be submitted to Eric D. Christensen, Corporate Secretary of the Company, at 444 South River Road, St. George, Utah 84790.

How does the Audit Committee conduct its meetings?

During the year ended December 31, 2006, the Audit Committee met with the senior members of the Company’s financial management team at each of its seven meetings. The Audit Committee also met with representatives of Ernst & Young (“E&Y”), the Company’s independent registered public accounting firm, at each of its meetings and met with representatives of Protiviti, Inc. (“Protiviti”), the Company’s principal internal auditor, at several of the meetings. Agendas for the Audit Committee’s meetings are established by the Chair of the Audit Committee, after consultation with the Company’s Chief Financial Officer. At each meeting, the Audit Committee reviewed and discussed various financial and regulatory issues and a summary of calls received on the Company’s anonymous reporting line with respect to fraud, theft, accounting and control matters. The Audit Committee also had separate, executive sessions from time to time with representatives of E&Y, the Chief Financial Officer, Protiviti and the Company’s legal counsel, at which meetings candid discussions of financial management, accounting, internal controls, legal and compliance issues took place. Additionally, the Chair had separate discussions regularly with representatives of E&Y, the Chief Financial Officer, Protiviti and the Company’s legal counsel.

Does the Audit Committee review the periodic reports and other public financial disclosures of the Company?

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and independent registered public accounting firm and considers the audit and review reports prepared by the independent registered public accounting firm about the Company’s quarterly and annual reports, as well as related matters such as the quality (and not just the acceptability) of the Company’s accounting practices, alternative methods of accounting under GAAP and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Did the Audit Committee play any role in connection with the Company’s report on internal control?

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2006, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

What is the role of the Audit Committee in connection with the financial statements and controls of the Company?

Management of the Company has primary responsibility for the financial statements and internal control over financial reporting. The independent registered public accounting firm has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. The responsibility of the Audit Committee is to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with the independent registered public accounting firm, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit Committee also regularly reviews with its outside advisors material developments in the law and accounting literature that may be pertinent to the Company’s financial reporting practices.

Does the Audit Committee have any policy-making responsibility?

From time to time, the Audit Committee establishes certain policies as required by the rules of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market. For example, the Audit Committee has established a policy for the receipt and retention (including on an anonymous basis) of complaints about financial and control matters. The Audit Committee also has implemented a policy that addresses when the Company may recruit personnel who formerly were employed by the Company’s independent registered public accounting firm. In other cases, the Audit Committee is responsible for overseeing the efficacy of management policies, including compliance with the Code of Ethics and the availability of perquisites.

What matters have members of the Audit Committee discussed with the independent registered public accounting firm?

In its meetings with representatives of E&Y, the Audit Committee asked E&Y to address and discuss their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•       Are there any significant judgments made by management in preparing the financial statements that would have been made differently had E&Y prepared and been responsible for the financial statements?

•       Based on E&Y’s experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with U.S. generally accepted accounting principles and Securities and Exchange Commission disclosure requirements?

•       Based on E&Y’s experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•       During the course of the fiscal year, has E&Y received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also discussed with E&Y that they are retained by the Audit Committee and that E&Y must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions and its discussions with management, the Audit Committee believes it has a basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

What has the Audit Committee done with regard to the Company’s audited financial statements for the year ended December 31, 2006?

The Audit Committee has:

•       Reviewed and discussed the audited financial statements with the Company’s management; and

•       Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Has the Audit Committee considered the independence of the Company’s Independent Registered Public Accounting Firm?

The Audit Committee has received from E&Y the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with E&Y its independence. The Audit Committee has concluded that E&Y is independent from the Company and its management.

Has the Audit Committee made a recommendation regarding the audited financial statements for the year ended December 31, 2006?

Based upon its review and the discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Does the Audit Committee provide a periodic report of its activities to the Board?

The Audit Committee provides reports of its activities at each Board meeting.

Has the Audit Committee reviewed the fees paid to the independent registered public accounting firm during the year ended December 31, 2006?

The Audit Committee has reviewed and discussed the fees paid to E&Y during the year ended December 31, 2006 for audit, audit-related, tax and other services, which are set forth below under “Fees Paid to Independent Registered Public Accounting Firm.”  The Audit Committee has determined that the provision of non-audit services is compatible with E&Y’s independence.

What is the Company’s policy regarding the retention of the Company’s Independent Registered Public Accounting Firm?

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of such approvals is given to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

During the years ended December 31, 2006 and 2005, the Company paid E&Y fees in the aggregate amount of $883,068 and $898,093 respectively, for the annual audit of the Company’s financial statements, the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q, audits of the closing balance sheets of certain businesses acquired and reviews of the Company’s registration statements.

Audit-Related Fees

During the years ended December 31, 2006 and 2005, the Company paid E&Y fees in the aggregate amount of $25,250 and $18,200, respectively, for audit-related services which included audits of financial statements of certain employee benefit plans and other entities, audits of certain businesses acquired during the applicable year and the review of SEC reports and registration materials.

Tax Fees

During the years ended December 31, 2006 and 2005, the Company paid E&Y fees in the aggregate amount of $3,000 and $53,618, respectively, for tax services.

All Other Fees

During the years ended December 31, 2006 and 2005, E&Y did not provide any services to the Company other than those identified above.

REPORT OF THE AUDIT & FINANCE COMMITTEE

In connection with the financial statements for the year ended December 31, 2006, the Audit Committee has:

(1)         reviewed and discussed the audited financial statements with management,

(2)         discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (“E&Y”), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, and

(3)         received the written disclosure and letter from E&Y regarding the matters required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 6, 2007 meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit & Finance Committee

W. Steve. Albrecht, Chairman

J. Ralph Atkin

Henry J. Eyring

Robert G. Sarver

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Chicago Stock Exchanges. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2006 its executive officers, directors and 10% holders complied with all filing requirements.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2008 Annual Meeting of Shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Secretary of the Company on or before October 16, 2007. Shareholder proposals to be presented at the 2008 Annual Meeting of Shareholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than November 15, 2007, nor later than December 17, 2007, in accordance with the procedures in the Company’s Bylaws.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Eric D. Christensen
Vice President Planning, Corporate Secretary

St. George, Utah

March 26, 2007

PROXY

SKYWEST, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of SkyWest, Inc., a Utah corporation (the “Company”), held of record by the undersigned on March 19, 2007 at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the SkyWcst Corporate Offices, 444 South River Road, St. George, Utah 84790, on Tuesday, May 1, 2007, at 11:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.               ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders of the Company and until their respective successors shall have been duly elected and shall qualify.

☐ FOR all nominees listed below (except as marked to the contrary).    ☐ WITHOUT AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee. strike a line through the nominee’s name in the list below.)

JERRY C. ATKIN	J. RALPH ATKIN	IAN M. CUMMING	ROBERT G. SARVER
W. STEVE ALBRECHT	MARGARET S. BILLSON	HENRY J. EYRING	STEVEN F. UDVAR-HAZY

2.               RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

☐ For                                                      ☐ Against                                                ☐ Abstain

3.               In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND, WITH RESPECT TO OTHER MATTERS PRESENTED AT THE ANNUAL MEETING, IN THE DISCRETION OF THE PROXIES IDENTIFIED HEREIN.

Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED: 2007
Signature

Signature if held jointly

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)